May 18, 1998



Meditrust Corporation
197 First Avenue
Needham, Massachusetts 02194


         Re:   Certain Federal Income Tax Matters
               ----------------------------------


Ladies and Gentlemen:

      This opinion is delivered to you in our capacity as counsel to Meditrust Corporation, a Delaware corporation ("the Company"), in connection with a pre-effective amendment to Registration Statement Nos. 333-47737 and 333-47737-01 filed with the Securities and Exchange Commission (the "SEC") on Form S-4 (the "Registration Statement") on or about the date hereof regarding the merger (the "Merger") of La Quinta Inns, Inc. ("La Quinta"), a Texas corporation, with and into the Company pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of January 3, 1998, as amended, among La Quinta, the Company, and Meditrust Operating Company ("OpCo" and, together with the Company, the "Companies"), a Delaware corporation.

      On November 5, 1997, the Company, then known as Santa Anita Realty Enterprises, Inc. ("Santa Anita Realty"), merged (the "Santa Anita Merger") with Meditrust, a Massachusetts business trust ("Meditrust's Predecessor"), with the Company as the surviving corporation. In connection with the Santa Anita Merger, Santa Anita Realty changed its name to Meditrust Corporation, and OpCo, formerly known as Santa Anita Operating Company and the stock of which was paired with the stock of Santa Anita Realty, changed its name to Meditrust Operating Company.

      This opinion relates (i) to the qualification of the Company and Meditrust's Predecessor as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and related matters, and
(ii) the accuracy of the discussion under the heading "Federal Income Tax Considerations" contained in the Registration Statement.



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Meditrust Corporation
May 18, 1998
Page 2



      In rendering the following opinions, we have reviewed the Registration Statement relating to the Merger and the issuance of shares of stock of the Companies and the descriptions set forth therein of the Company and its current and proposed investments and activities. We also have examined (i) the Certificate of Incorporation of the Company, as of the beginning of the first taxable year for which it elected to be a REIT and as amended to date, and the proposed amendment thereto, and the Bylaws, as amended and restated, of the Company, (ii) the Pairing Agreement dated as of December 20, 1979, as amended, by and between the Company and OpCo, (iii) the Merger Agreement, (iv) the Company's federal income tax returns for each of its taxable years ended December 31, 1994, 1995, and 1996, as filed on Forms 1120-REIT, and (v) such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein. The foregoing documents, including the Registration Statement, are referred to herein as the "Documents."

     In rendering our opinions, we have relied upon certain factual representations of the Company set forth in a representation letter delivered to us in connection with our rendering of this opinion regarding (i) the manner in which the Company has been owned and operated and will be owned and operated and
(ii) the manner in which Meditrust's Predecessor was owned and operated for periods ending on and including the effective time of the Santa Anita Merger. We also have relied on the statements contained in the Documents regarding the operation and ownership of the Company, Meditrust's Predecessor and their affiliates. We have neither independently investigated nor verified such representations or statements, and we assume that such representations and statements are true, correct and complete and that all representations and statements made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. However, we are not aware of any facts or circumstances contrary to or inconsistent with such representations and statements.

      In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, (vii) the factual accuracy of all representations, warranties and other statements


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Meditrust Corporation
May 18, 1998
Page 3



made by all parties, and (viii) the continued accuracy of all documents, certificates, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter. In addition, we have relied upon the opinions of counsel of the Company and of Meditrust's Predecessor, each dated November 5, 1997, regarding the qualification of the Company and of Meditrust's Predecessor as a REIT and related matters.

      To the extent our opinions below relate to the qualification of Meditrust's Predecessor or the Company as a REIT with respect to periods on or prior to November 5, 1997 or the effect of a failure to so qualify, we have relied upon an opinion of Nutter, McClennen & Fish, LLP ("Nutter McClennen"), dated May 18, 1998 (the "Nutter McClennen Opinion"), rendered to the Company and upon which we have relied with the permission of Nutter McClennen. We note that the Nutter McClennen Opinion has concluded that the Company since its taxable year ended December 31, 1992 through its taxable year ended December 31, 1997 was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. We further note that the Nutter McClennen Opinion has concluded that Meditrust's Predecessor since its taxable year ended December 31, 1989 through its final taxable year was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. Although we have no reason to question the accuracy of these conclusions, we have neither investigated nor verified these conclusions.

      We note in rendering this opinion that a revocation or termination of the Company's qualification as a REIT in its taxable years ended December 31, 1989, 1990, or 1991 could potentially have prevented the Company from qualifying as a REIT through its taxable years ended December 31, 1994, 1995, or 1996, respectively (even if otherwise organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code), but would not have precluded its qualification as a REIT for later years. This is true because a revocation or termination of the Company's qualification as a REIT could preclude the Company from re-electing REIT status for five years. Nutter McClennen did not have an opportunity to examine the relevant materials necessary to render an opinion regarding the qualification of the Company as a REIT for the taxable years ended December 31, 1989, 1990, and 1991, and, for that reason, was not able to render an opinion regarding the Company's qualification as a REIT for those years. However, the Nutter McClennen Opinion states that any revocation or termination of the Company's qualification as a REIT in its


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Meditrust Corporation
May 18, 1998
Page 4



taxable years ended December 31, 1989, 1990, or 1991 or other failure to qualify as a REIT in such years would not have a material adverse tax effect on the Company or its shareholders, even if such event caused the Company to fail to qualify as a REIT in its taxable years ended December 31, 1994, 1995, or 1996. The Nutter McClennen Opinion observes that a failure of the Company to have qualified as a REIT in its taxable years ended December 31, 1994 and 1996 could not have an adverse tax effect on the Company or its shareholders, because the Company sustained a net loss for those years, as indicated on its federal income tax returns, and thus would not have incurred any federal income tax even if it had been precluded from qualifying as a REIT for such years. Assuming the accuracy of the income and expenses reported on these returns, we agree with this observation. With respect to the Company's taxable year ended December 31, 1995, the Nutter McClennen Opinion states that any failure of the Company to have qualified as a REIT for such year would not have a material adverse tax effect on the Company or its shareholders because the Company's tax liability would have been nominal on a per share basis. Based upon and in reliance upon the foregoing, we also believe that any revocation or termination of the Company's qualification as a REIT in its taxable years ended December 31, 1989, 1990, or 1991 or other failure of the Company to qualify as a REIT in such years would not have a material adverse tax effect on the Company or its shareholders.

                                     * * * *

         Based upon and subject to the foregoing, we are of the opinion that:

         (i) The Company since its taxable year ended December 31, 1992 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's form of organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (including for periods following the Merger).

         (ii) Meditrust's Predecessor since its taxable year ended December 31, 1989 through its final taxable year was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

         (iii) Immediately following the Merger, the Company will be exempt from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984.

         (iv) The statements in the Registration Statement set forth under the heading "Federal Income Tax Considerations," to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

                                     * * * *

         We express no opinion herein other than the opinions expressly set forth above. You should recognize that our opinions are not binding on a court or the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinions contained herein. Although we believe that our opinions would be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code and the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. Changes in applicable law could adversely affect our opinions.

      This opinion is being provided to you in connection with the transactions set forth in the Merger Agreement and may not be relied upon by any other person other than the Company, La Quinta or their respective shareholders or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the heading "Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement.




                                                Very truly yours,


                                            /s/ Goodwin, Procter & Hoar  LLP
                                                Goodwin, Procter & Hoar  LLP